Exhibit 99.1


          DRI Corporation Notes Domestic Transportation and
                Transit Security Funding Making Gains


    DALLAS--(BUSINESS WIRE)--July 10, 2007--DRI Corporation (formerly known as Digital Recorders, Inc.) (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that federal funding for domestic transportation and transit security programs appears to making gains in Congress.

    "Given the recent steps taken by committees in both the U.S. House of Representatives and the U.S. Senate, it appears that transit funding is being favorably considered on Capitol Hill. The proposed increases may set the trend for future transit funding. We applaud the increases under consideration and note that year-over-year transit funding increases could be in the area of 8.4 percent and year-over-year transit security funding increases could be approximately 45 percent. As I've said before, such funding increases tend to drive transit market spending and create additional demand for DRI's transit communications equipment," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    TRANSIT FUNDING

    According to the American Public Transportation Association (APTA) in its June 15, 2007 President's Letter, the U.S. House Subcommittee on Transportation, Housing and Urban Development, and Related Agencies of the U.S. House Committee on Appropriations approved the FY 2008 Transportation Appropriations bill. Subcommittee Chairman John Olver (D-MA) and Ranking Member Joe Knollenberg (R-MI) announced during the mark up that the bill fully funds the federal transit program, providing at least $9.731 billion, or approximately 8.4 percent more than the FY 2007 amount.

    TRANSIT SECURITY FUNDING

    In its June 22, 2007 President's Letter, APTA said the
House recently passed a bill that includes $400 million for transit, passenger, and freight rail security programs. According to APTA, the Senate Appropriations Committee also approved $400 million for transit security programs. If enacted, APTA said the $400 million funding level would represent an increase of $125 million, or 45 percent, over the amount provided in FY 2007.

    ABOUT APTA

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of proposed U.S. federal transit funding, statements made by APTA regarding proposed U.S. federal transit and transit security funding, the expected demand for our products and their ability to help improve transit security, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties pertaining to the statements concerning the timing and amount of proposed U.S. federal transit and transit security funding, statements made by APTA regarding proposed U.S. federal transit and transit security funding, the expected demand for our products and their ability to help improve transit security, as well as other risks and uncertainties as set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com